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                                                                   EXHIBIT 15(b)


Texas Utilities Electric Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Electric Company and subsidiaries for the periods ended September 30, 1997 and 1996, as indicated in our report dated November 12, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in Registration Statements No. 33-69554 and 33-69559 on Form S-3 and Post Effective Amendment No. 1 to Registration Statement No. 33-83976 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
November 12, 1997